Exhibit 8.1
www.dinurdelucalaw.com	990 Hammond Drive, Suite 760
Atlanta, Georgia 30328
FAX: 770-395-3171	OFFICE: 770-395-3170
Daniel D. Dinur	Anthony A. DeLuca
dan@dinurdelucalaw.com	anthony@dinurdelucalaw.com

September 29, 2009

International Medical Staffing, Inc.	PureSpectrum, Inc.
340 Eisenhower Drive	340 Eisenhower Drive
Building 600, Suite 610	Building 600, Suite 610
Savannah, Georgia 31406-1616	Savannah, Georgia 31406-1616

Ladies and Gentlemen:

This opinion is being delivered to you in connection with (i) the Purchase and Sale Agreement and Plan of Reorganization (the “C-Reorg Agreement”), dated as of August 4, 2009, as amended on August 29, 2009, by and between PureSpectrum, Inc., a Nevada corporation (“PSPM”) and International Medical Staffing, Inc., a Delaware corporation (“IMSG”) and (ii) the preparation and filing with the Securities and Exchange Commission of a Form S-4 Registration Statement relating to the transaction described in the C-Reorg Agreement (the “C-Reorg”) (the “”Registration Statement”).  Pursuant to the C-Reorg Agreement, IMSG will acquire all of PSPM’s assets and will assume certain liabilities of PSPM, in exchange for shares of common stock and warrants of IMSG.

Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement.  All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

For the purpose of rendering this opinion, we have examined and are relying upon (without independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

1.	The C-Reorg Agreement;

2.	The Registration Statement; and

3.	Such other instruments and documents related to PSPM, IMSG and the C-Reorg, as we have deemed necessary or appropriate.

Dinur and DeLuca, LLP
PureSpectrum, Inc.
September 29, 2009

In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

A.
Original documents submitted to us (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective time of the C-Reorg) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; and

B.	The C-Reorg will be consummated in accordance with the C-Reorg Agreement without any waiver or breach of any material provision thereof, and the C-Reorg will be effective under applicable state law.

This opinion is subject to the receipt by us prior to the effective date of the C-Reorg of certain written representations and covenants of PSPM and IMSG.

Based upon our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	The C-Reorg will qualify as a “reorganization” within the meaning of §368(a)(1)(C). IMSG and PSPM are each “a party to a reorganization” within the meaning of §368(b).

2.	No gain or loss will be recognized by PSPM as a result of the transfer of all of its assets to IMSG in exchange for IMSG stock and the assumption by IMSG of the PSPM liabilities.

3.	No gain or loss will be recognized by PSPM as a result of the distribution of IMSG stock to its stockholders.

4.	No gain or loss will be recognized by IMSG as a result of the receipt of the assets of PSPM in exchange for IMSG stock.

5.	The tax basis of the assets of PSPM in the hands of IMSG will be the same as the tax basis of those assets in the hands of PSPM immediately prior to the transfer.

6.	The holding period of the assets of PSPM in the hands of IMSG will include the period during which those assets were held by PSPM.

7.
No gain or loss will be recognized by PSPM stockholders as a result of the receipt of IMSG stock, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares.  Any cash received by a stockholder of PSPM in lieu of a fractional share will be treated as received in exchange for such fractional share, and any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss, equal to the difference between the cash received and the portion of the stockholder's basis in the PSPM stock allocable to such fractional share interest, assuming that the fractional share has been held by the stockholder for the requisite holding period to qualify for capital gain taxation.

Dinur and DeLuca, LLP
PureSpectrum, Inc.
September 29, 2009

8.
The tax basis of the shares of IMSG stock received by PSPM stockholders will equal the tax basis of such stockholder’s PSPM stock (reduced by any amount allocable to fractional share interests for which cash is received) exchanged therefor.

9.
The holding period of the IMSG stock received by the PSPM stockholders will include the period during which the PSPM stockholders held the PSPM stock surrendered in exchange therefor, provided the PSPM stock was held as a capital asset on the date of the exchange.

10.
Pursuant to §381(a) and §1.381(a)-1 of the Treasury Regulations (the “Regulations”), IMSG will succeed to and take into account the items of PSPM described in § 381(c), subject to the provisions and limitations specified in §§ 381, 382, 383 and 384, and the Treasury Regulations thereunder.  Pursuant to § 1.381(b)-1 of the Regulations, the tax year of PSPM will end on the effective date of the C-Reorg.

In addition to the assumptions and representations described above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

(1)
This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, Treasury Regulations, existing judicial decisions and published rulings and procedures.  Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a position contrary to our opinion.  Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the conclusions stated herein.  Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

(2)
No opinion is expressed as to any transaction other than the C-Reorg (whether or not undertaken in connection with the C-Reorg) or as to any transaction whatsoever, including the C-Reorg, if all the transactions described in the C-Reorg Agreement are not consummated in accordance with the terms of the C-Reorg Agreement and without waiver or breach of any material provision thereof or if all of the statements, representations, warranties and assumptions upon which we relied are not true and accurate at all relevant times.  In the event that any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

Dinur and DeLuca, LLP
PureSpectrum, Inc.
September 29, 2009

This opinion is rendered to you solely in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  We also consent to the references to our firm name wherever appearing in the Registration Statement with respect to the discussion of the federal incom tax consequences of the C-Reorg, including any amendments to the Registration Statement.  This opinion may not be relied upon for any other purpose, and may not be made available to any other person, without our prior written consent.

Very truly yours,

DINUR AND DELUCA, LLP.

By:	/S/ Daniel D. Dinur
Daniel D. Dinur

DDD/mtl